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                                 PROMISSORY NOTE
                               Clearwater, Florida
                                 August 31, 1998

     FOR VALUE RECEIVED, Medical Technology Laboratories, Inc., a Florida corporation, whose address is 12920 Automobile Boulevard, Clearwater, Florida 34622 (the "Obligor"), hereby promises to pay to James L. McKeown, Sr. (the "Holder") 51% of the purchase price payments as described in Section 3(a) of the Asset Acquisition Agreement, dated August 4, 1998 (the "Agreement"), a copy of which is attached to this Note as Exhibit A, subject to any setoffs, payments or amounts placed in escrow in accordance with the Agreement.

     An event of default will occur under this Note if the Obligor fails to make a payment before 5:00 p.m., eastern time, on the day such payment is due as set forth in Section 3(a) of the Agreement. An event of default under this Note will become a default if not cured within three days of notice of such event of default is conveyed by the Holder to the Obligor. If this Note is in default, the outstanding purchase price payment shall bear interest at a rate of 10% per annum. The Obligor shall pay all costs of collection, including reasonable attorneys fees, as well as all accrued interest. This Note is secured by, and subject to, the Agreement between the Obligor and the Holder.

     The Obligor and any other party liable for the payment under this Note hereby waive presentment, protest and demand, notice of protest, and dishonor. The Obligor and any other party liable for the payment of this Note hereby expressly consent to any extensions and renewals, in whole or in part, and all delays in time of performance which the Holder may grant at any time and from time to time, without limitation and without any notice or further consent of such persons.

     No failure by the Holder to exercise any right or remedy shall be deemed to be a waiver or release of such right or remedy, and any waiver or release may be effected only through a written document executed by the Holder and then only to the extent specifically recited in such document.

     This Note shall be governed by and construed under the laws of Florida, without regard to principles of conflict of laws.

                                  MEDICAL TECHNOLOGY LABORATORIES, INC.

                                  By:_____________________
                                  Name:  Todd E. Siegel
                                  Its:  President